UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 1, 2011

(Date of Report (Date of earliest event reported))

Delta Tucker Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-173746	27-2525959
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3190 Fairview Park Drive, Suite 700 Falls Church, VA		22042
(Address of principal executive offices)		(Zip Code)

(571) 722-0210

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

Item 7.01 Regulation FD Disclosure.

DynCorp International Inc. (“DynCorp”), a wholly owned subsidiary of Delta Tucker Holdings, Inc. (“Holdings” and together with DynCorp, the “Companies”), is currently in the process of seeking an amendment to its Credit Agreement, dated as of July 7, 2010 (as amended and restated, modified or supplemented from time to time, the “Credit Agreement”), among DynCorp, Holdings, the subsidiary guarantors party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent, that, among other things, would amend the Credit Agreement to re-set leverage and interest covenant levels. Under the terms of the proposed amendment, the maximum total leverage ratio would step up to 5.50x through the period ending June 30, 2012 and would step down to 3.25x over time. The interest coverage covenant would also be amended. Additionally, the proposed amendment would increase the amount of unrestricted cash to be netted in testing covenants from $25.0 million to $50.0 million. The terms of the proposed amendment are preliminary and subject to review and approval by the requisite lenders and DynCorp and are therefore subject to further revision in connection with the amendment process.

In connection with the Companies’ efforts to amend the Credit Agreement, they will make a presentation to the lenders under the Credit Agreement. The presentation materials are furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference. The Companies also intend to post such presentation on their website (http://www.dyn-intl.com).

The information related to Holding’s consolidated financial results for the fiscal quarter ended July 1, 2011 is estimated, unaudited and subject to adjustment. Accordingly, this information should be considered forward-looking statements based on management’s current expectations of Holding’s financial results for the fiscal quarter ended July 1, 2011. While Holdings believes these expectations are reasonable, these forward-looking statements are inherently subject to risks and uncertainties, including, but not limited to, further review by Holding’s audit committee of its board of directors and the results of a financial review to be conducted by Holding’s independent registered public accounting firm. During the course of the preparation of the financial statements and related notes to the financial statements, additional items that would require material adjustments to the preliminary financial information presented above may be identified. Given these risks and uncertainties, Holding’s actual results may differ materially from those suggested by the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made only as of the date hereof, and Holdings does not undertake and specifically declines any obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or developments, changed circumstances or otherwise.

Pursuant to General Instruction B-2 of Form 8-K and Securities and Exchange Commission (“SEC”) Release No. 33-8176, the information contained under this Item 7.01 and in the lender presentation furnished as exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section, and is not deemed to be incorporated by reference into any of the Companies’ filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 8.01 Other Events.

As previously disclosed in our Form S-4/A filed with the SEC on June 3, 2011 and declared effective on June 21, 2011, we have received several letters from the Defense Contract Audit Agency (“DCAA”) with draft audit results related to their examination of certain incurred, invoiced and collected costs on our Civilian Police program for periods ranging from April 17, 2004 through April 2, 2010. The draft audit results identified multiple issues where the DCAA has asserted certain instances of potential deviations from the explicit terms of the contract or from certain provisions of government regulations. The draft audit results apply an extrapolation methodology to estimate a potential exposure amount for the issues which when aggregated for all letters totals approximately $138.4 million. Although the extrapolated amounts would be material to our results of operations, cash flows and financial condition, we do not believe the draft audit results and resulting extrapolation are an appropriate basis to determine a range of potential exposure. We have provided responses to the DCAA for each letter, in which we have articulated our position on each issue and have attempted to answer their questions and provide clarification of the facts to resolve the issues raised. In the few instances where we believe the issues identified were valid or represent a probable contingency, we have recorded a liability for approximately $0.2 million as of July 1, 2011. There are a number of issues raised by the DCAA for which we believe the DCAA did not consider all relevant facts. We strongly believe these issues will be resolved in our favor and thus represent loss contingencies that we consider remote. For the remaining issues, we believe the DCAA did not consider certain contractual provisions and long-standing patterns of dealing with the customer. Since we cannot predict the DCAA’s acceptance of our initial responses and the ultimate outcome related to these remaining issues, we believe these items represent loss contingencies that we consider reasonably possible. At this time, we do not have a basis to estimate a range of loss for these reasonably possible contingencies. We continue to work with the DCAA to resolve any remaining questions they may have and provide clarification of the facts and circumstances surrounding the issues.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Presentation Slides dated August 1, 2011, issued by DynCorp

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA TUCKER HOLDINGS, INC.

Date: August 1, 2011	By:	/s/ William T. Kansky
		Name:	William T. Kansky
		Title:	Senior Vice President and Chief Financial Officer